Exhibit 2.3

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of March 29, 2023, by and among Maxpro Capital Acquisition Corp., a Delaware corporation (the “Company”), Apollomics Inc., a Cayman Islands exempted company (“Apollomics”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of October 7, 2021, and filed with the United States Securities and Exchange Commission as part of a registration statement on Form S-1 on September 20, 2021 (as amended, including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, the Company has issued and sold 10,350,000 redeemable warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), with each whole Public Warrant being exercisable for one share of Class A Common Stock and with an exercise price of $11.50 per share;

WHEREAS, the Company has issued and sold 464,150 redeemable warrants as part of units to investors in a private placement transaction (the “Private Placement Warrants”, and, together with the Public Warrants, the “Warrants”) to purchase Class A Common Stock, with each whole Warrant being exercisable for one share of Class A Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, Apollomics, and Project Max SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Apollomics (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of September 14, 2022 (as may be amended and/or restated from time to time, the “Business Combination Agreement”);

WHEREAS, on March 29, 2023, pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of Apollomics, and, immediately following the Merger, each issued and outstanding share of Class A Common Stock was automatically converted (the “Share Exchange”, and, together with the Merger, the “Transaction”) into Class A ordinary shares of Apollomics (the “Apollomics Shares”) and the Surviving Company became a wholly owned subsidiary of Apollomics;

WHEREAS, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Class A Common Stock but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for Apollomics Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, Apollomics has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for Apollomics Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Apollomics and Apollomics wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to Apollomics all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Apollomics hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for Apollomics Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Apollomics pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Warrant Agreement by Apollomics from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Maxpro Capital Acquisition Corp., a Delaware corporation” in the Existing Warrant Agreement shall refer instead to “Apollomics Inc., a Cayman Islands exempted company”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Apollomics rather than to Maxpro Capital Acquisition Corp.

Section 2.2 Reference to Apollomics Shares. All references to “Class A common stock” in the Existing Warrant Agreement shall refer instead to “Class A ordinary shares”. As a result thereof, all references to “Common Stock” in the Existing Warrant Agreement shall be references to Apollomics Shares rather than to Class A Common Stock.

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Apollomics Inc.

989 E. Hillsdale Boulevard, Suite 220

Foster City, CA 94404

Attention: Brianna MacDonald

Email: brianna.macdonald@apollomicsinc.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, Apollomics, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

MAXPRO CAPITAL ACQUISITION CORP.

By:	/s/ Chen, Hong-Jung (Moses)
Name:	Chen, Hong-Jung (Moses)
Title:	Chief Executive Officer

APOLLOMICS INC.

By:	/s/ Guo-Liang Yu
Name:	Guo-Liang Yu
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Vice President

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